EXHIBIT 10.1	SUMMARY SHEET: 2006 EXECUTIVE OFFICER ANNUAL BASE SALARY

Name	Title	2005 Base Salary
G. Thomas Graves III	President and Chief Executive Officer	$420,000
Douglas W. Weir	Senior Vice President – Chief Financial Officer	$250,000
Michael J. FitzGerald	Senior Vice President – Exploration and Production	$270,000
Charles J. Campise	Vice President – Chief Accounting Officer	$160,000